UNITED STATES

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GameStop Corp.

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GameStop Recommends Stockholders Vote the BLUE Proxy Card to Support ALL

of GameStop’s Independent, Experienced and Highly Qualified Directors

GameStop Highlights the Progress Made Executing Its Innovative Business Transformation Plan

GRAPEVINE, Texas, May 18, 2020 (GLOBE NEWSWIRE) — GameStop Corp. (NYSE: GME) (the “Company”) today issued a letter to stockholders highlighting the significant progress that it has made advancing GameStop Reboot, its business transformation plan, and the critical importance of having a stable, skilled, and informed Board for continued diligent execution of the plan and the Company’s long-term success. The letter notes that Hestia Capital Partners, LP and Permit Capital Enterprise Fund, LP’s (“Hestia Capital” and “Permit Capital,” or collectively, the “Dissident Stockholders”) campaign distracts from leadership’s ability to continue to execute GameStop Reboot and deliver returns to all stockholders. The letter urges stockholders to use the BLUE proxy card to vote “FOR ALL” of GameStop’s 10 highly qualified director nominees in connection with the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. CT on June 12, 2020.

The full text of the letter from Kathy Vrabeck, the Lead Independent Director to the Company’s stockholders follows:

May 18, 2020

Dear GameStop Stockholders,

As noted in my previous letters, you will face a decision that poses significant implications for the future of our Company at our 2020 Annual Meeting of Stockholders scheduled for June 12, 2020 (the “Annual Meeting”). Hestia Capital Partners, LP and Permit Capital Enterprise Fund, LP (“Hestia Capital” and “Permit Capital,” or collectively, the “Dissident Stockholders”) are running a costly and distracting proxy fight, founded on baseless claims and significant misrepresentation of facts, in an attempt to remove two highly qualified independent directors who bring valuable experience and continuity to the Board.

The Dissident Stockholders’ campaign is unnecessary and detrimental to GameStop’s long-term success. GameStop’s comprehensively refreshed management team and Board have already made significant progress in their efforts to reinvigorate the Company’s strategic direction and create new opportunities to drive value for GameStop’s stockholders and have demonstrated their commitment to delivering value to stockholders by advancing a carefully considered strategic plan designed to optimize our core business, while also working to transform our business to position us for the future of gaming.

The GameStop Board Recommends Stockholders

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Your Board urges you to protect and support this progress by discarding any White proxy card you may receive from the Dissident Stockholders and using the BLUE proxy card to vote “FOR ALL” of GameStop’s 10 director nominees.

Your Board and Management are the Right Team Executing the Right Plan

The Board and management team appreciate constructive stockholder feedback intended to help the Company generate long-term value for ALL stockholders. In their recent letter, the Dissident Stockholders purport to offer such feedback, directing GameStop to address its cost structure and increase liquidity, align management’s compensation with performance, and pursue an innovative strategic plan. However, their solution for the problems they assert is simply to appoint one of the authors of the letter, Hestia Capital’s founder, Kurtis Wolf, to your Board as a “stockholder representative.”

Notwithstanding the fact that Mr. Wolf’s record suggests he is incapable of addressing these issues in a manner that creates value for ALL stockholders, the Dissident Stockholders’ self-serving demand is unsupported by facts. GameStop has already made significant progress on each of these fronts while executing its innovative and carefully considered business transformation strategy, GameStop Reboot. While there is certainly work left to be done, GameStop’s new management team, appointed last year, is already delivering quantifiable results executing GameStop Reboot under the supervision of GameStop’s recently refreshed Board. This refreshed Board, which possesses the requisite relevant industry-specific expertise and diverse perspectives (including the fresh perspectives of our newest Board members and the institutional memory of our longest-serving Board members), is critical to the Company’s successful execution of its transformation plan.

The Board looks forward to continuing to execute GameStop Reboot and leverage GameStop’s unique position and brand in the video game industry to further transform the business and enable the Company to deliver sustained value to all stockholders.

GameStop is Advancing Its Turnaround Strategic Plan “GameStop Reboot”

On September 10, 2019, GameStop’s leadership outlined a comprehensive strategy named “GameStop Reboot” to improve the financial performance of the business and implement a series of initiatives to create value for stockholders. This compelling new strategic plan is intended first to optimize and stabilize the business, directly addressing critical areas of the business, and next to enable leadership to transform the business and support long-term success.

The GameStop Reboot plan is anchored on four pillars: (i) Optimize the Core Business, (ii) Become the Social / Cultural Hub for Gaming, (iii) Build a Frictionless Digital Ecosystem, and (iv) Transform Vendor Partnerships. Since announcing the strategy in September 2019, the Company has advanced all four tenets of the strategy through significant, quantifiable progress, as outlined below.

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GameStop’s Reboot Plan is Delivering Lower Costs and Reduced Debt

GameStop’s execution of the Company’s new strategic plan almost immediately started delivering tangible results. In particular, the Board’s effective implementation of GameStop Reboot’s first tenet has enabled the Company to enhance its cost containment and pay down its debt.

As the result of the Company’s efforts to Optimize the Core Business, GameStop has already:

•	Exited FY2019 with approximately $500 million in cash after generating $62.3 million in adjusted operating income, despite a challenging sales environment;

•

Significantly improved its capital structure, enabling the Company to reduce debt by $401 million and repurchase 38.1 million shares for $199 million using the proceeds from the sale of non-core business units;

•	Delivered a selling, general and administrative expense (“SG&A”) reduction of $130.4 million, on an adjusted basis, for FY2019;*

•

Optimized operations by improving inventory, enabling the Company to reduce inventory by 31% at FY2019 year-end and drive a 160 basis point gross margin expansion, as well as to reduce Accounts Payable and Other Liabilities by 64%, significantly enhancing GameStop’s working capital and overall balance sheet strength; and

•

Begun the wind-down of underperforming operations in Denmark, Finland, Norway and Sweden as part of an optimization plan for the global store base, de-densifying locations and delivering accretive product transfer.

* See below for definitions of non-GAAP financial measures used in this letter, including adjusted SG&A and adjusted operating income, reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure, and information about how our management team uses such non-GAAP measures and why our management believes such non-GAAP financial measures provide useful information to investors.

We continue to welcome the Dissident Stockholders to engage with us constructively to discuss the ongoing execution of our business transformation plan to reduce SG&A, optimize inventory management, and optimize operations. If the Dissident Stockholders were actually willing to engage with us constructively, then they would realize, like many of our other stockholders have realized, that the new management team and Board’s actions have enabled us to begin fiscal 2020 with increased financial flexibility, in spite of the current global crisis.

The GameStop Board Recommends Stockholders

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GameStop’s Considered, Balanced Approach to Capital Allocation

Your Board’s disciplined capital allocation strategy has also positively impacted and protected the value of your investment in GameStop. The Board is focused on returning excess capital to stockholders as appropriate, while managing debt levels and strengthening our balance sheet. Among other actions taken, the Company:

•	Redeemed $350 million unsecured senior notes in early 2019;

•

Completed a share repurchase program of approximately 38.1 million shares, at a weighted average cost of $5.21 per share, generating a return of approximately $200 million to stockholders throughout 2019; and

•	Eliminated the annual dividend in early 2019, saving $155 million annually.

Your Board and management team’s successful capital allocation decisions in 2019 significantly improved GameStop’s capital structure. The Company was able to deploy the proceeds from the sale of non-core business units to reduce debt by $401 million, enabling GameStop to leverage its market position as the pure-play, omni-channel leader in gaming, positioning the company for long-term success. While there is still work ahead, this balanced and prudent capital allocation strategy has increased GameStop’s financial flexibility for the future, strengthened its balance sheet, and provided the Company with sufficient liquidity to protect all stockholders’ investments.

In contrast, the Dissident Stockholders have not demonstrated that they are capable of making deliberate long-term capital allocation decisions in the interests of all stockholders. Following the Company’s sale of Spring Mobile for $700 million in February 2019, Hestia Capital sent a letter to your Board recommending that the Company immediately fund a share buyback program using virtually all of the proceeds of the sale to buy back stock. The same letter demanded that the Company de-emphasize debt reduction, ignoring the Company’s outstanding debt balance of over $800 million. Your Board judiciously chose not to pursue this shortsighted and self-interested recommendation and instead took steps to maximize value for ALL of our stockholders, which, among other things, has enabled GameStop to weather the market disruption caused by the COVID-19 pandemic.

Implementing a Visionary & Innovative Strategic Plan

In addition to Optimizing the Core Business, our leadership team has already been advancing innovation at the Company and expanding the boundaries of what a video game retailer might provide and create by driving the second, third and fourth key tenets of GameStop Reboot.

•

Become Social / Cultural Hub for Gaming: The Board has worked to embed gaming as a social and cultural hub across the GameStop platform, testing and improving existing core assets. Since the announcement of GameStop Reboot in September 2019, the Board has not only successfully implemented and tested an experiential products lab in the Tulsa market, but also

The GameStop Board Recommends Stockholders

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deployed new features within the PowerUp loyalty program, leading to a 280 basis point improvement in the transaction conversion rate (including PowerUp enrollment).

•

Build a Frictionless Digital Ecosystem: By building compelling digital capabilities across our omnichannel platform, including the recent relaunch of an improved GameStop.com, your Board is redefining our relationship with our customers. GameStop has already expanded omnichannel features such as “Buy Online, Pick Up In Store,” which directly enabled significant sales plan recapture in U.S. stores that remained open for curbside pick-up during the COVID-19 pandemic. We also appointed a Chief Digital Officer to accelerate additional digital transformation activities.

•

Delivered omni-channel digital capabilities that have directly led to a 90%+ retention of store sales plans in the two-thirds of our stores that are conducting curbside operations during a time when customer store access was closed in response to pandemic-related safety measures.[i]

•

Transform Vendor Partnerships: GameStop has made significant progress unlocking additional high-margin revenue streams as it works to optimize the lifetime value of every customer. Accordingly, GameStop has expanded product penetration in PC gaming and private label product categories, optimized its supply chain and vendor base to leverage scale and new offerings, and begun testing and advancing digital revenue sharing with key partners.

Compensation Aligned with Corporate Strategy and Stockholder Interests

The Dissident Stockholders have also recommended that stockholders vote against our “Say-on-Pay” proposal; however, their recommendation is completely unsupported. The Compensation Committee of GameStop’s Board structures the Company’s executive compensation program to incentivize management to achieve profitability and high levels of performance with strong pay-for-performance alignment, in order to generate sustainable value for GameStop stockholders, and evaluates the program holistically as part of the Board’s commitment to maintaining strong corporate governance. Moreover, the Compensation Committee ensures that the structure of executive pay is correlated with the long-term objectives of GameStop Reboot and strongly aligns the interests of our management team with our stockholders.

Our stockholders have consistently demonstrated strong support for our compensation program. Over GameStop’s past three annual meetings, our “Say-on-Pay” proposal has averaged over 90% stockholder support. Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, noted last year that the total pay for GameStop’s CEO was roughly one-third the median pay of our peers’ CEOs, determined that pay and performance at GameStop were well-aligned and did not identify any significant compensation concerns. In addition, in our engagements with our stockholders representing 87% of GameStop’s outstanding common stock this past year, our stockholders consistently expressed their approval of GameStop’s executive compensation program.

[i]	See the Company’s Press Release dated April 21, 2020, “GameStop Provides Business Update Related to COVID-19.”

The GameStop Board Recommends Stockholders

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The Choice is Clear- Please VOTE on the BLUE Proxy Card

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” OF YOUR BOARD’S 10 NOMINEES USING THE ENCLOSED BLUE PROXY CARD.

Vote your shares FOR ALL of the 10 director nominees proposed by your Board, via the Internet or telephone or by mail by promptly marking, signing and dating the enclosed BLUE proxy card and returning it in the enclosed postage-paid envelope.

Please do not return or otherwise vote any White proxy card sent to you by the Dissident Stockholders.

No matter how many shares you own, your vote is extremely important. Please act today and make your voice heard regarding the future of the Company by supporting your Board and management team.

We believe that GameStop’s highly qualified and experienced Board of Directors is best positioned to oversee the continued successful execution of GameStop’s Reboot plan and deliver substantial value to ALL of our stockholders. On behalf of the Board of Directors and our management team, thank you for your continued support and your investment in GameStop.

Sincerely,

Kathy Vrabeck, Lead Independent Director

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s expectations for fiscal 2020, future financial and operating results, projections, expectations and other statements that are not historical facts. All statements regarding targeted and expected benefits of our transformation, the GameStop Reboot plan, capital allocation, profit improvement and cost-savings initiatives, and expected fiscal 2020 results, are forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: the uncertain

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impact, effects and results of pursuit of operating, strategic, financial and structural initiatives, including the GameStop Reboot strategic plan; volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital and credit; the impact of the COVID-19 outbreak on capital markets and our business; our inability to obtain sufficient quantities of product to meet consumer demand, including due to supply chain disruptions on account of trade restrictions, political instability, COVID-19, labor disturbances and product recalls; the timing of release and consumer demand for new and pre-owned products; our ability to continue to expand, and successfully open and operate new stores for our collectibles business; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; our ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets we serve; our ability to assess and implement technologies in support of our omnichannel capabilities; the impact of goodwill and intangible asset impairments; cost reduction initiatives, including store closing costs; risks related to changes in, and our continued retention of, executives and other key personnel and our ability to attract and retain qualified employees in all areas of the organization; changes in consumer preferences and economic conditions; increased operating costs, including wages; disruptions to our information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; risks associated with international operations; increased competition and changing technology in the video game industry; changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business; our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations; the costs and outcomes of legal proceedings and tax audits; our use of proceeds from the sale of our Spring Mobile business; and unexpected changes in the assumptions underlying our outlook for fiscal 2020. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 (the “10-K”) filed with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this press release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Additional Information

On April 28, 2020, the Company filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the SEC in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The definitive proxy statement is also being mailed to the Company’s stockholders beginning on or about April 28, 2020. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING BLUE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of the Company’s website, http://news.gamestop.com/home.

The GameStop Board Recommends Stockholders

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Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders in connection with the matters to be considered at the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the Annual Meeting can be found in the definitive proxy statement filed on April 28, 2020 and the 10-K, each of which is available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com.

Media Contact:

Phil Denning, ICR Inc.

(646) 677-1258

Phil.Denning@icrinc.com

Investor Contact:

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates approximately 5,500 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication. General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

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Non-GAAP Reconciliation

As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), we may use certain non-GAAP measures, such as adjusted selling, general and administrative expenses (“SG&A”) and adjusted operating income. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. The following table reconciles the Company’s adjusted SG&A and adjusted operating income to its nearest GAAP measure (in millions):

	Fiscal Year
	2019	2018
Adjusted SG&A
SG&A	$1,922.7	$1,994.2
Transformation costs	(37.9)	—
Business divestitures	(10.8)	—
Severance and other	(27.6)	(17.4)
Adjusted SG&A	$1,846.4	$1,976.8

Adjusted Operating Income
Operating earnings (loss)	$(399.6)	$(702.0)
Transformation costs	37.9	—
Business divestitures	10.8	—
Goodwill impairments	363.9	970.7
Property, equipment and other asset impairments	19.4	2.1
Intangible impairments	2.3	43.1
Severance and other	27.6	17.4

Adjusted operating income	$62.3	$331.3

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